Exhibit 99.1

J. CREW INTERMEDIATE LLC

December 23, 2004

U.S. Bank National Association, as Trustee

Goodwin Square
225 Asylum Street
Hartford, Connecticut 06103
Attention:  Corporate Trust Department / Michael Hopkins

Re:                                                                             J. Crew Intermediate LLC 16.0% Senior Discount Contingent Principal Notes
due 2008 (the “Notes”)

On December 23, 2004, J. Crew Operating Corp. (the “Borrower”) made a borrowing of loans (the “Loans”) in an aggregate principal amount of $275,000,000 under the Senior Subordinated Loan Agreement (the “Loan Agreement”), dated as of November 21, 2004, by and among Borrower, certain of its subsidiaries, as guarantors (the “Guarantors”), U.S. Bank National Association, as administrative agent (the “Administrative Agent”), and certain lenders thereunder (the “Lenders”).  The obligations of the Borrower and the Guarantors thereunder will be secured by second-priority security interests (collectively, the “Liens”) in a significant portion of the assets of the Borrower and the Guarantors (collectively, the “Collateral”).

In accordance with their obligations under the Loan Agreement, the Borrower, the Guarantors and J. Crew Intermediate LLC (“Intermediate”) entered into the Security Agreement (the “Security Agreement”), dated as of November 21, 2004, by and among the Borrower, the Guarantors, Intermediate and U.S. Bank National Association, as collateral agent (in such capacity, the “Collateral Agent”), pursuant to which the Liens in the Collateral were granted in favor of the Collateral Agent on behalf of the Lenders and the holders of the Notes.  In addition, the Collateral Agent, on behalf of the Lenders and the holders of the Notes, entered into the Intercreditor Agreement (the “Intercreditor Agreement”), dated as of November 21, 2004, by and among the Collateral Agent, the Borrower, the Guarantors, Intermediate and Congress Financial Corporation, as senior credit agent (together with its permitted successors and assigns, the “Senior Credit Agent”), on behalf of certain senior secured creditors of the Borrower, the Guarantors and Intermediate, pursuant to which the Collateral Agent has agreed, among other things, to certain terms subordinating the Liens to first-priority liens in the Collateral granted to the Senior Credit Agent, on behalf of senior secured creditors of the Borrower and its affiliates from time to time.  In accordance with their respective terms, each of the Intercreditor Agreement and the Security Agreement, including the grant of the Liens under the Security Agreement, became effective as of December 23, 2004.

In order to comply with the Section 4.12 of the Indenture dated as of May 6, 2003 (the “Indenture”) among Intermediate and U.S. Bank National Association, as trustee (the “Trustee”), the Collateral pledged under the Security Agreement to secure the obligations of the

Borrower and the Guarantors under the Loan Agreement also secures, on an equal and ratable basis, the obligations of Intermediate under the Notes.

Attached hereto please find executed copies of the Security Agreement, the Intercreditor Agreement and the Loan Agreement.  In the event that, from time to time, additional Liens are created to secure the obligations of the Borrower and the Guarantors under the Loan Agreement, and/or additional documentation evidencing or creating such Liens is executed, we will supply you with copies of thereof.  The Notes will share equally and ratably in any additional Collateral pledged under any such additional security agreements.

Upon the terms and subject to the conditions set forth therein, the Intercreditor Agreement and the Security Agreement provide that the Liens securing the respective obligations of the Borrower, the Guarantors and Intermediate under each of the Loan Agreement and the Notes will be released upon the occurrence of certain events, including, without limitation, (i) upon certain releases of corresponding first-priority liens granted in favor of the Senior Credit Agent on behalf of senior secured creditors of the Borrower and the Guarantors, (ii) in connection with certain sales or transfers of assets in the ordinary course of business of the Borrower and the Guarantors and (iii) under other circumstances provided for in the Loan Agreement.  The Liens will no longer apply to the Notes upon the occurrence of any of these events.

In addition, pursuant to the terms of the Intercreditor Agreement and the Security Agreement, (i) the Collateral Agent will not be required to take any enforcement or other action in respect of the Collateral unless instructed to do so by Lenders holding specified principal amounts of the Loans, regardless of whether any default or event of default or similar circumstance exists under the terms of the Notes, and (ii) in any event, the Collateral Agent is prohibited from taking enforcement or other action in respect of the Collateral except in compliance with the provisions of the Intercreditor Agreement, which strictly limits the Collateral Agent’s ability to take any such action at any time that the Senior Credit Agent holds liens on the Collateral in favor of any senior secured creditors of the Borrower or any of its affiliates.

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Please contact Arlene Hong at 212-209-8254 with any questions or comments relating to this letter or any of the attached documents.

Very truly yours,

By	/s/ Arlene S. Hong
Name:	Arlene S. Hong
Title:	Senior Vice President, Secretary and
General Counsel

Enclosures